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                                  EXHIBIT 99.10

                       [DAVIS WRIGHT TREMAINE LETTERHEAD]

                               January 31, 1996



Crabbe Huson Funds
121 SW Morrison
Suite 1400
Portland, OR 97204

Dear Sirs:

          This opinion is being furnished in connection with the registration by Crabbe Huson Funds, a Delaware business trust (the "Trust") of an unlimited number of shares of beneficial interest, no par value (the "Beneficial Interests"), pursuant to the Trust's registration statement on Form N1-A, as amended (the "Registration Statement"), under the Securities Act of 1933 and the Investment Company Act of 1940.

          As counsel for the Trust, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Beneficial Interests, including the adoption of a Declaration of Trust authorizing the issuance of the Beneficial Interests computed at a price determined in the manner described in the Registration Statement. In addition, we have examined and are familiar with the Trust's Declaration of Trust and Bylaws, both as amended to the date of this opinion, and such other documents as we have deemed relevant to the matters referred to in this opinion.

          We are members of the Oregon Bar and do not express herein any opinion concerning any law other than the laws of the State of Oregon.

          Based upon the foregoing, we are of the opinion that the Beneficial Interests, upon issuance and sale in the manner referred to in the Registration Statement, will be legally issued, fully paid and non-assessable by the Trust.

          We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement and to the use of our name in the Registration Statement.

                              DAVIS WRIGHT TREMAINE


                              /S/ DAVIS WRIGHT TREMAINE